Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO PETROLEUM REPORTS SIGNIFICANTLY IMPROVED FINANCIAL RESULTS FOR THE THIRD QUARTER AND NINE MONTHS ENDED JULY 31, 2011

Increased Oil Production Drives a 104% Increase in Third Quarter

Operating Income and a 56% Increase in Nine Months Operating Income

Oil Production Increases 51% in the Third Quarter and 35% for the Nine Months

DENVER, COLORADO, September 8, 2011 — Credo Petroleum Corporation (NASDAQ: CRED), an oil and gas exploration and production company with significant assets in the North Dakota Bakken, Kansas, Nebraska, the Texas Panhandle and Oklahoma, today reported financial results for the quarter and nine months ended July 31, 2011.

For the quarter ended July 31, 2011, the Company reported a 207% increase in net income to $1,707,000, or $.17 per diluted share, compared to $555,000, or $.06 per diluted share last year.  Income from operations, which excludes hedging gains and investment income, increased 104% to $1,349,000 compared to $660,000 last year.  Revenues increased 54% to $4,488,000.  These significant improvements in financial results were driven by a 51% increase in oil production.

Nine months net income increased 19% to $2,131,000, or $.21 per diluted share, compared to $1,797,000, or $.18 per diluted share, last year.  Income from operations, which excludes hedging gains and investment income, increased 56% to $3,496,000 compared to $2,247,000 last year.  A 35% increase in oil production drove a significant increase in nine months revenue to $11,806,000 compared to $9,004,000 last year.  Net cash provided by operating activities increased 133% to $8,054,000.

Marlis E. Smith, Jr. Chief Executive Officer, stated, “We made the decision several years ago to focus our drilling exclusively on oil because we expected oil to enjoy a significant price advantage over natural gas on an energy equivalent basis.  Today that price advantage is about four to one.  Subsequently, we built substantial acreage positions in premier oil plays, like the Bakken, and we are now conducting the most aggressive drilling program in the Company’s history.  The combined result of those decisions is apparent in the strong financial results reported in this release.”

SIGNIFICANT INCREASES IN OIL PRODUCTION DRIVE

IMPROVED QUARTERLY RESULTS

Oil production increased 51% for the third quarter compared to last year, despite Bakken production interruptions due to severe weather.  Total production for the quarter (denominated on a 6 to 1 basis) increased 13% to 77,200 BOE (barrels of oil equivalent), as increased oil production more than offset a 10% decline in gas production.  Gas production declined because the Company is not drilling gas wells.

Oil production increased 35% for the nine months ended July 31, 2011 while natural gas production fell 12%.  Total production for the nine months was 214,300 BOE, up 5% over last year.

“Although we are required to report production volumes on their six to one energy equivalent basis, the current price equivalent is about 20 to one,” Smith said.  “That makes oil worth about four times more than natural gas.  We are exploiting that price differential which is magnifying our revenue growth and bottom line results compared to the growth of total production volumes calculated on the energy equivalent basis.”

WELLHEAD OIL AND NATURAL GAS PRICES INCREASE

Third quarter crude oil prices received increased 29% to $88.32 compared to $68.66 last year.  Natural gas prices increased 5% to $4.81 compared to $4.60 last year.

Crude oil prices received by the Company for the first nine months of 2011 increased 23% to $87.49 per barrel compared to $71.35 last year.  Natural gas prices fell 5% to $4.53 per Mcf compared to $4.79 last year.

During fiscal 2011, the Company used costless collars to hedge a portion of its future crude oil production.  Subsequent to July 31, 2011, oil prices fell to about $80.00 per barrel and the Company closed all of its outstanding hedges at a small gain.  As a result, the $497,000 unrealized hedging loss reported at July 31, 2011 will be reversed in the fourth quarter.

STRONG FINANCIAL CONDITION CONTINUES TO PROVIDE

A SOLID FOUNDATION FOR GROWTH

The Company’s financial condition continues to be very strong with no debt.  In addition, the Company expects operating cash flow to remain robust in 2011.  Existing working capital and anticipated cash flow are expected to be sufficient to fund the Company’s current drilling program.

MANAGEMENT COMMENT

Smith stated, “I am very pleased with both the operating and financial results reported in this release.  Through the nine months, we have drilled 36 of the 59 wells planned for the year.  We are planning a very busy fourth quarter including spudding about seven Bakken wells which have been delayed primarily due to weather.  This aggressive drilling program is expected to continue to increase our production and reserves with the ultimate objective of providing substantial growth for our shareholders.”

About Credo Petroleum

Credo Petroleum Corporation is an independent oil and gas exploration, development and production company based in Denver, Colorado.  The Company has significant operations in the Williston Basin of North Dakota, Kansas, Nebraska, the Anadarko Basin of the Texas Panhandle and northwest Oklahoma, and in southern Oklahoma.  Credo uses advanced technologies to systematically explore for oil and gas and, through its patented Calliope Gas Recovery System, to recover stranded reserves from depleted gas reservoirs.  For more information, please visit our website at www.credopetroleum.com or contact us at 303-297-2200.

*          *          *          *          *

Contact:       Marlis E. Smith, Jr.

Chief Executive Officer

or

Alford B. Neely

Chief Financial Officer

303-297-2200

Website:      www.credopetroleum.com

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the Company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the Company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the Company’s Annual Report on Form 10-K for more information.  Although the Company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

CREDO PETROLEUM CORPORATION

FINANCIAL HIGHLIGHTS

Condensed Operating Information

	Nine Months Ended		Three Months Ended
	July 31,		July 31,
	2011	2010	2011	2010

Oil sales	$8,678,000	$5,252,000	$3,358,000	$1,722,000
Natural gas sales	3,128,000	3,752,000	1,130,000	1,195,000
	11,806,000	9,004,000	4,488,000	2,917,000

Costs and expenses:
Oil and natural gas production	2,893,000	2,480,000	1,059,000	822,000
Depreciation, depletion and amortization	3,401,000	2,648,000	1,260,000	925,000
General and administrative	2,016,000	1,629,000	820,000	510,000
	8,310,000	6,757,000	3,139,000	2,257,000

Income from operations	3,496,000	2,247,000	1,349,000	660,000

Other income and (expense)
Realized and unrealized gains (losses) from derivative contracts	(671,000)	66,000	984,000	39,000
Investment and other income (loss)	55,000	52,000	(4,000)	9,000
	(616,000)	118,000	980,000	48,000

Income before income taxes	2,880,000	2,365,000	2,329,000	708,000

Income taxes	(749,000)	(568,000)	(622,000)	(153,000)

Net Income	$2,131,000	1,797,000	1,707,000	555,000

Earnings per share - basic	$0.21	$0.18	$0.17	$0.06

Earnings per share - diluted	$0.21	$0.18	$0.17	$0.06

Weighted average number of shares of Common Stock and dilutive securities:
Basic	10,042,000	10,179,000	10,041,000	10,146,000

Diluted	10,078,000	10,200,000	10,072,000	10,151,000

CREDO PETROLEUM CORPORATION

FINANCIAL HIGHLIGHTS

Condensed Balance Sheet Information

	July 31, 2011	October 31, 2010

Cash and short-term investments	$5,600,000	$9,169,000
Other current assets	3,894,000	2,917,000
Oil and natural gas properties, net	44,044,000	35,822,000
Intangible assets, net	3,251,000	3,578,000
Other assets	1,731,000	1,919,000

	$58,520,000	$53,405,000

Current liabilities	$4,613,000	$2,425,000
Deferred income taxes	3,942,000	3,281,000
Non-current derivative liability	155,000	—
Asset retirement obligations	1,210,000	1,132,000
Stockholders’ equity	48,600,000	46,567,000

	$58,520,000	$53,405,000